UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2013, MeetMe, Inc. (the “Company”) appointed Spencer G. Rhodes to its Board of Directors (the “Board”). Mr. Rhodes replaced Richard Lewis, whose resignation from the Company’s Board became effective on April 24, 2013.

Mr. Rhodes is Chief Operating Officer and Head of Business Development for Tradewinds Investment Management LP, an investment management firm. Mr. Rhodes has been affiliated with Tradewinds Investment Management LP since January 2008. Previously Mr. Rhodes was a Vice President with BlackRock Investment Management from 2004 to 2008. Prior to his career in finance, Mr. Rhodes served as President of CyberEdit.com, which was acquired by The Thomson Corporation. From 2006 to 2011, Mr. Rhodes was an angel investor and board observer for MyYearbook.com, one of the Company’s predecessor companies. Mr. Rhodes has served as a director of Sierra Molecular Corporation, a private biotechnology corporation since 2011, the Harvard Club of San Francisco since 2005 and the Harvard Alumni Association from 2009 through 2012. He earned BA and MBA degrees from Harvard University.

Pursuant to the November 10, 2011 merger of Quepasa Corporation with Insider Guides, Inc., d/b/a myYearbook.com, Quepasa Corporation agreed to nominate Mr. Cook and two other of Mr. Cook’s designees to serve as directors for three years. Mr. Rhodes is serving as such a designee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: April 30, 2013	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer